EXHIBIT 99.1

National Penn - April 18, 2005
National Penn Bancshares, Inc. Webcast - Question and Answer Segment

Speakers:
Wayne Weidner; National Penn Bancshares; Chairman and CEO
Glenn Moyer; National Penn Bancshares; President
and President and CEO of National Penn Bank
Gary Rhoads; National Penn Bancshares; Treasurer and CFO

Question and Answer:

Wayne Weidner: We will now address questions that have been received during the course of our discussion.

I’m going to first review a list of questions that we received earlier today, basically regarding the fraud. And that first question is, ‘what is the basis of the fraud lawsuit? Where was the complaint filed?’

The complaint speaks for itself. It was filed in the Philadelphia County Common Pleas Court, which is located in Philadelphia City Hall. It is Case No. 001789. I repeat, that Case No. is 001789.

The second question, ‘who is National Penn’s lawyer for this case?’

We’re being represented by Reed Smith of Philadelphia.

There are three questions that I am going to combine and have one answer. The first one is, ‘what are the names of the people you are suing?’ Two, ‘what are the titles of the additional former employees being sued?’ And, three, ‘why are two customers being sued?’

Unfortunately, we cannot comment beyond what is in the complaint. So, I refer you to the complaint at your convenience to review, if you so choose.

Next question, ‘what changes have you decided to implement in your internal controls? What is the status of those changes?

As disclosed in our 2004 10-K filed in mid-March, we have appointed a task force of senior officers to develop a plan of remediation for the material weakness we described in the 10-K. This process is going forward now. We anticipate approving a formal plan of remediation later in the second quarter. However, in the meantime, implementation of improvements has begun.

Next question, ‘how has Sarbanes-Oxley compliance impacted your auditing processes and fees? Did the Sarbanes-Oxley compliance have any impact on discovering the fraud?’

Compliance in 2004 with Sarbanes-Oxley Section 404, internal controls assessment requirement, was an arduous, time consuming, and expensive task. Our audit fees in 2004 increased by almost $300,000 over 2003 audit fees. Much of this increase is attributed to the SOX 404 work. The fraud case was discovered as a result of our ongoing operating controls and procedures.

Another set of questions has come in. The first question, ‘has the complaint been filed? If not, when do you expect to file?’ I’ll refer that to Glenn Moyer.

National Penn Bancshares Q&A Only - April 18, 2005

Glenn Moyer: Yes, as we confirmed earlier, Wayne, we did file earlier today, just before noon-time.

Wayne Weidner: The next question, ‘do you feel this group, three former employees and a few customers, represent all the people involved or are you still pursuing others?’

Glenn Moyer: Wayne, we received several questions regarding specifics related to the lawsuit. While we would like to share more information, we need to reconfirm, once again, that all questions related to the lawsuit must be referred to the complaint and its contents, and that can be obtained through the Philadelphia Common Pleas Court.

Wayne Weidner: Thank you.

Another question, this is for you, Glenn. ‘What is the status of the criminal investigation, and do you expect criminal charges to be filed against any of the people you are suing?’

Glenn Moyer: We continue to work in close cooperation with the United States Attorneys Office as they pursue the criminal investigation. And we think and feel that that is our best avenue of support regarding the criminal side of this matter.

Wayne Weidner: Glenn, here is another question, a very fair question. ‘Just to double-check, can you give an estimate of all losses, costs, and expenses that you mentioned in the release today?’

Glenn Moyer: Wayne, our loss figures have not changed from the $6.7 million pretax number that we previously disclosed. As we said, in this first quarter we incurred just a little over $600,000 in expenses related to pursuing this investigation during the first quarter. There will be ongoing professional expenses as we continue through this investigation, but I am unable to provide any sort of an estimate at this time.

Wayne Weidner: Thank you.

And following up on the expenses, we have a listener interested in the recouping of the loss. ‘Any word from your insurance company on whether they will help you with those costs?’
Glenn, do you want to cover that, please?

Glenn Moyer: Yes, we have said previously, we are very committed to the fact that we are pursuing all available avenues to recover any losses associated with the fraud. But I do have to confirm we will not comment specifically with regard to our interaction with our insurance company.

Wayne Weidner: Now, we have another question, and this also has a different slant to it. The listener is asking, ‘in addition to the fraud related expenses that have been identified, has there been any positive or negative impact on National Penn Bancshares?’

Glenn, I’d like to refer that question to you.

Glenn Moyer: Well, Wayne, as you know, right from the start we had been very proactive about this. And we have taken the approach that it is business as usual. We have a lot of customers and clients depending on National Penn continuing forward, as they would expect and have come to expect our service. So, we are really encouraged by the terrific support we have received. And I have got to say, that is both internally and externally. So, we are very appreciative of that support.

Wayne Weidner: Thank you.

National Penn Bancshares Q&A Only - April 18, 2005

We now have a question on loan growth, ‘the sequential loan growth at 1.5 percent was not as strong as prior quarters. Is this a good run rate? How is your pipeline?’

Glenn, will you please comment on loan growth?

Glenn Moyer: Let me make a couple of comments here. And related to this, if you exclude runoff in the residential mortgage portion of the loan portfolio we have a 2.36 percent sequential loan growth. Annualized, that is about 9.44 percent. And I would certainly mention that the first quarter is often our slowest quarter for loan growth. So, I would make those as far as the specific comments. But relative to the pipeline in general, we are cautiously optimistic with our pipeline, especially in the commercial banking segment.

Wayne Weidner: Okay. Thank you, Glenn.

And now we’re going to ask Gary Rhoads on the financial side; we have some questions for Gary.

The first question, Gary, we are asked, ‘do you expect continued pressure on deposit service charges going forward?'

Gary Rhoads: Well, we continue to have competitive pressure on all areas of our business on both volume and pricing.

Wayne Weidner: Second question, ‘what was the driver of the linked quarter increase in compensation expense?’

Gary Rhoads: The fourth quarter, the prior quarter, had $1.5 million in reduced executive incentive compensation which was related to the fraud, as we reported previously in all of our year-end information. And then, in addition to that reduction in the fourth quarter, the first quarter included the two insurance agency acquisitions, D. E. Love Associates, which was just there for a very small part of the fourth quarter, and then Krombolz, which we acquired on basically January 1st. So, it was a combination of items.

Wayne Weidner: Thank you.

A question has been given to us on the divisional banks, “are they chartered?’

No, they are not. Our divisional banks are marketing divisions without charters. It is a strategy that we use to keep the independence appearance in the community where we acquire organizations.

Next question, this is one for you, Gary. It has to do with share repurchases. ‘How many are left to acquire?’

Gary Rhoads: Of the 1,250,000 share buyback planned, we have approximately 500,000 shares remaining to be purchased.

Wayne Weidner: A question on mortgage banking. ‘How is the volume holding?’

Gary Rhoads: The volume in the first quarter on mortgage banking was approximately $63 million being funded in the first quarter.

National Penn Bancshares Q&A Only - April 18, 2005

Wayne Weidner: Thank you. And as we stated earlier in Glenn’s comments, refinance has really slowed up.

Another question for Gary. ‘Please comment on the slight slippage in asset quality.’

Gary Rhoads: Just a comment on that. The manufacturing sector, in particular, continues under pressure due to increased costs, especially energy, as well as the continuing stiff competition in that line of business.

Wayne Weidner: To continue on, we have a question. ‘Please comment on deposit pricing pressures and what you are doing to retain deposits.’

Gary Rhoads: We have experienced, as I mentioned in my earlier comments, runoff in most deposit categories. The largest item is the municipal deposit area which represents 84 percent of the total runoff. And this is the normal cyclicality of municipal deposits, combined with some re-pricing pressure that we chose not to meet.

Deposit pricing is extremely competitive. We have initiated some tactics and have more planned at attracting both consumer and business deposits. We have reviewed wholesale sources of funds. We did increase jumbo CDs in the first quarter, and are reviewing the use of brokered CDs in the second quarter to buffer the cyclicality of municipal deposits.

Wayne Weidner: Thank you.

We have a question, ‘other income is increasing significantly, what is the reason? Gary, are there any nonrecurring items included in that number?’

Gary Rhoads: The nonrecurring item that we referred to earlier is the sale of the Peoples Bank of Oxford operations center. That was $922,000. In addition, part of that increase relates to the additional insurance income as a result of the acquisitions that I mentioned previously.

Wayne Weidner: Another question, it has to do with our tax rate. ‘It is noted that it is slightly higher, is that a normalized rate?’ Gary, would you comment on the tax rate?

Gary Rhoads: The rate is a result of the lower percentage of tax-free bonds as a percent of overall business, so the rate has crept up somewhat as a result of that.

Wayne Weidner: Continuing on, a question, ‘was the slight drop in expenses, excluding the $601,000 in legal and auditing expenses, attributable to additional cost savings from the Peoples First acquisition?’ Gary?

Gary Rhoads: Partially, we see the benefits of the continuing synergies from the Peoples acquisition. And, also, the first quarter being a shorter quarter by two days from the prior linked quarter, that also had an effect.

Wayne Weidner: The next question, this is also for you, Gary. ‘Are there any onetime items included in the $6.1 million of other non-interest income in the first quarter?’

Gary Rhoads: No, no.

National Penn Bancshares Q&A Only - April 18, 2005

Wayne Weidner: ‘Is the increase in the insurance fees line item versus fourth quarter explained by the Krombolz acquisition?’

Gary Rhoads: Yes, as I referred to previously, the Krombolz acquisition as well as the D. E. Love acquisition have both impacted that.

Wayne Weidner: Okay. Continuing on with our questions. On the financials, ‘why did the average interest rate for NOW accounts decline? Is there a conscious decision to allow deposits to runoff?’

Gary Rhoads: This has been a category that includes many of our municipal deposits. So the runoff of municipal deposits which cost more than core deposits affected that because they were at higher rates.

Wayne Weidner: Gary, I think you reported earlier, of the deposit runoff, 84 percent I believe was the number you mentioned, was in the municipal side.

Gary Rhoads: That is right.

Wayne Weidner: Thank you.

Another question, ‘how is the economy in your market area?’ Glenn?

Glenn Moyer: I think, as most of you realize, we are blessed with a well diversified economy across the nine county market area in southeastern Pennsylvania and now into Maryland, the northern Maryland area, that is our primary area for doing business.

I guess, Wayne, my comment would be that we continue to have slow growth. We think it is steady, but we do, especially as we are interacting with our specialty and manufacturing area, we do watch the various segments pretty closely. And while we remain cautiously optimistic we think that there are ongoing challenges to the pace of growth picking up much beyond what it is right now.

Wayne Weidner: Thank you, Glenn.

Another question for you, Glenn. ‘With regard to the employee loan fraud, do you expect significant legal expenses to continue?’

Glenn Moyer: We commented on a similar question earlier. And certainly there are going to be ongoing legal expenses until we have a resolution of the fraud. So, you have to say really that legal expenses will be higher than normal for 2005. Again, we cannot give you an estimate at this point, but we are being realistic about that, and we are challenging ourselves to control other expenses and increase revenue to try and offset those increases in legal expenses.

Wayne Weidner: Thank you, Glenn.

And our last question that we received and I address this to Gary. ‘Please explain why short-term borrowings increased. Does National Penn plan to rely more on borrowings for funding? Also, will investment securities runoff be used to fund loan growth?’

Gary Rhoads: Well, the short-term borrowings temporarily increase in response to runoff of the cyclical municipal deposits that we have talked about already. Short-term borrowings will be one source of funds used to buffer the cyclicality of those municipal deposits. Investment securities runoff represents a source of funds for loan growth, but we prefer to fund loans with deposits, and use other sources of funds for the investment portfolio.

National Penn Bancshares Q&A Only - April 18, 2005

Wayne Weidner: Thank you, Gary.

That concludes the questions that we had received. We want to thank each and every one of you for joining us today, and look forward to talking to you in the future. That ends our meeting. Thank you.

National Penn Bancshares Q&A Only - April 18, 2005